Exhibit 3.1

GLOBAL MEDICAL REIT INC.

ARTICLES SUPPLEMENTARY

7.50% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Global Medical REIT Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The charter of the Company (the “Charter”) authorize the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and authorize the Company’s board of directors (the “Board”) to classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

SECOND: Under the authority contained in the Charter, the Board and a duly authorized committee thereof, have classified and designated 3,105,000 shares of Preferred Stock of the Company as 7.50% Series A Cumulative Redeemable Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, which upon any restatement of the Charter, shall be deemed to be part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

7.50% Series A Cumulative Redeemable Preferred Stock

(1)          Designation and Number. A series of Preferred Stock, designated as the “7.50% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The par value of the Series A Preferred Stock is $0.001 per share. The number of shares of Series A Preferred Stock shall be 3,105,000.

(2)          Maturity. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

(3)          Ranking. The Series A Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”), rank (a) senior to the Common Stock and any other class or series of equity securities, now or hereafter issued and outstanding, the terms of which provide that such equity securities rank, as to dividend payments and the distribution of assets upon a Liquidation Event, junior to such Series A Preferred Stock (“Junior Equity Securities”), (b) on parity with any other preferred or convertible preferred securities, the terms of which provide for cumulative dividends, of the Company, now or hereafter issued and outstanding other than the securities referred to in clauses (a) and (c) (“Parity Equity Securities”); and (c) junior to all equity securities issued by the Company with terms specifically providing that such equity securities rank senior to the Series A Preferred Stock with respect to rights of dividend payments and the distribution of assets upon a Liquidation Event (“Senior Equity Securities”). For the avoidance of doubt, the term “equity securities” does not include convertible or exchangeable debt securities, which debt securities would rank senior to the Series A Preferred Stock.

(4)          Dividends.

(a)          Dividends on each outstanding share of Series A Preferred Stock shall be cumulative from and including September 15, 2017 (the “Original Issue Date”) and shall be payable (i) for the period from the Original Issue Date to, but excluding October 31, 2017 on October 31, 2017, to holders of record as of October 15, 2017, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on January 31, April 30, July 31 and October 31 of each year, commencing on January 31, 2018 (each such day being hereinafter called a “Series A Dividend Payment Date”) at the then applicable annual rate; provided, however, that if any Series A Dividend Payment Date falls on any day other than a Business Day (as defined herein), the dividend that would otherwise have been payable on such Series A Dividend Payment Date may be paid on the next succeeding Business Day (as defined herein) with the same force and effect as if paid on such Series A Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series A Dividend Payment Date to such next succeeding Business Day (as defined herein). Each dividend is payable quarterly in arrears to holders of record as they appear on the share records of the Company at 5:00 p.m., New York time, on the record date, which shall be January 15, April 15, July 15 or October 15 immediately preceding the applicable Series A Dividend Payment Date (each such date, a “Record Date”). Dividends shall accrue and be cumulative from the most recent Series A Dividend Payment Date to which dividends have been paid in full (a “Prior Dividend Payment Date”) (or if no Prior Dividend Payment Date, from the Original Issue Date). The dividends payable on any Series A Dividend Payment Date shall include dividends accumulated to, but excluding, such Series A Dividend Payment Date. Dividends on the Series A Preferred Stock will accumulate whether or not in any such dividend period or periods there shall be funds legally available for the payment of such dividends, whether the Company has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears. Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months. Dividends payable on the Series A Preferred Stock for each full dividend period will be computed by dividing Per Annum Amount (as defined herein) by four. After full cumulative distributions on the Series A Preferred Stock have been paid or declared and funds therefor set aside for payment with respect to a dividend period, the holders of Series A Preferred Stock will not be entitled to any further distributions with respect to that dividend period.

(b)          On and after the Original Issue Date, holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Company, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 7.50% per annum on the $25.00 liquidation preference of each share of Series A Preferred Stock (equivalent to $1.875 per annum per share (the “Per Annum Amount”)).

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(c)          The Board shall not authorize and declare, and the Company shall not pay or set apart for payment, any dividends on the Series A Preferred Stock at such time as the terms and provisions of any agreement of the Company, including any agreement relating to the Company’s indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(d)          If, for any taxable year, the Company elects to designate as a “capital gain dividend” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of the Company’s equity securities (the “Total Dividends”), then, except as otherwise required by applicable law, that portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Stock shall be in proportion to the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends. Except as otherwise required by applicable law, the Company will make a similar allocation with respect to any undistributed long-term capital gains of the Company which are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Company to its stockholders.

(e)          So long as any shares of Series A Preferred Stock are outstanding, the Board shall not authorize and declare, and the Company shall not pay or set apart for payment, except as described in the immediately following sentence, any dividends on any series or class or classes of Parity Equity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all prior dividend periods. When dividends are not paid (or duly provided for) on any dividend payment date (or, in the case of parity equity shares (as defined below) having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for Series A Preferred Stock) in full upon the Series A Preferred Stock and any shares of parity equity shares, all dividends declared upon the Series A Preferred Stock and all such parity equity shares payable on such dividend payment date (or, in the case of parity equity shares having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series A Preferred Stock and all parity equity shares payable on such dividend payment date (or, in the case of parity equity shares having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) bear to each other.

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(f)          So long as any shares of Series A Preferred Stock are outstanding, the Board shall not authorize and declare, and the Company shall not pay or set apart for payment, any dividends (other than dividends or distributions paid solely in Junior Equity Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Equity Securities) or other distribution upon Junior Equity Securities, nor shall any Junior Equity Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary, or a conversion into or exchange for Junior Equity Securities or redemptions for the purpose of qualifying the Company as, or preserving the Company’s qualification as, a REIT), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Company, directly or indirectly (except by conversion into or exchange for Junior Equity Securities), unless in each case all cumulative dividends on all outstanding shares of Series A Preferred Stock and any Parity Equity Securities at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Equity Securities.

(g)          Any dividend payment made on the Series A Preferred Stock, including any Capital Gains Amounts, shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(h)          As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(i)          As used herein, the term “dividend” does not include dividends payable solely in Junior Equity Securities on Junior Equity Securities, or in options, warrants or rights to holders of Junior Equity Securities to subscribe for or purchase any Junior Equity Securities.

(5)          Liquidation Preference.

(a)          In the event of any Liquidation Event, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Junior Equity Securities, the holders of the Series A Preferred Stock shall be entitled to receive (i) a liquidating distribution in the amount of $25.00 per share, plus (ii) an amount per share of Series A Preferred Stock equal to all dividends (whether or not authorized or declared) accrued and unpaid thereon to, but excluding, the date of final distribution to such holders (the “Liquidation Preference”); but such holders of the Series A Preferred Stock shall not be entitled to any further payment.

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(b)          If, upon any Liquidation Event, the assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Equity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Stock and any such other Parity Equity Securities ratably in accordance with the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Equity Securities if all amounts payable thereon were paid in full. For the purposes of this paragraph (5), none of (i) a consolidation or merger of the Company with one or more other entities, (ii) a statutory share exchange or (iii) a voluntary sale, transfer or conveyance of all or substantially all of the Company’s assets, properties or business shall be deemed to be a Liquidation Event of the Company.

(c)          Subject to the rights of the holders of Parity Equity Securities, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series A Preferred Stock, as provided in this paragraph (5), any series or class or classes of Junior Equity Securities shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series A Preferred Stock shall not be entitled to share therein.

(d)          Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than thirty (30) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

(e)          In determining whether any distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of stock or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series A Preferred Stock will not be added to the Company’s total liabilities.

(6)          Redemption. The Series A Preferred Stock is not redeemable except as provided in this paragraph (6).

(a)          Redemption at the Option of the Company. (i) Except as otherwise permitted by the Charter and paragraph (6)(c) hereof, the Company may not redeem the Series A Preferred Stock until after September 15, 2022 except in limited circumstances relating to the Company qualifying and maintaining its qualification as a REIT as set forth in Article V of the Charter and pursuant to the Special Redemption Right (as defined herein). Any time after September 15, 2022, the Company, at its option, upon giving notice as provided below, may redeem some or all of the Series A Preferred Stock from time to time, at any time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends (whether or not authorized or declared), if any, to, but excluding, the date fixed for redemption (the “Regular Redemption Right”).

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(ii)         The following provisions set forth the procedures for redemption pursuant to the Regular Redemption Right:

(A)         A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid,, not less than thirty (30) days nor more than sixty (60) days prior to the redemption date, addressed to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Company’s share transfer records (provided that, if the Series A Preferred Stock is held in book-entry form through The Depository Company, or “DTC”, the Company may give such notice in any manner permitted by DTC). A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed for trading, each notice shall state: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates, if any, evidencing the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price. In the case of any redemption of only part of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.

(B)         Upon any redemption of Series A Preferred Stock, the Company shall pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If a redemption date falls after a Record Date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Stock at the close of business on such Record Date shall be entitled to the dividend payable on such Series A Preferred Stock on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Stock before such Series A Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any Series A Preferred Stock called for redemption.

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(C)         If full cumulative dividends on the Series A Preferred Stock and any other series or class or classes of Parity Equity Securities have not been paid or declared and set apart for payment, except as otherwise permitted under the Charter, the Company may not purchase, redeem or otherwise acquire Series A Preferred Stock or any Parity Equity Securities (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary, or a conversion into or exchange for Junior Equity Securities or redemptions for the purpose of qualifying the Company as, or preserving the Company’s qualification as, a REIT).

(D)         On and after the date fixed for redemption, provided that the Company has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accrue on the Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a Record Date and prior to the related Series A Dividend Payment Date, holders of Series A Preferred Stock on the applicable Record Date will be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(b)          Special Redemption Right Upon a Change of Control. (i) Upon the occurrence of a Change of Control (as defined herein), the Company shall have the option, upon giving notice to the holders of the Series A Preferred Stock as provided below, to redeem all or any part of the Series A Preferred Stock at any time within one hundred twenty (120) days after the date on which the Change of Control has occurred (the “Special Redemption Right”), for cash equal to the $25.00 per share, plus any accumulated and unpaid dividends (whether or not authorized or declared), if any, to, but excluding, the redemption date (the “Special Redemption Price”). If, prior to the Change of Control Conversion Date (as defined herein), the Company exercises its Regular Redemption Right or Special Redemption Right in connection with a Change of Control, holders of Series A Preferred Stock shall not be permitted to exercise their Change of Control Conversion Right (as defined herein).

A “Change of Control” shall be deemed to have occurred at such time after the Original Issue Date when the following have occurred and are continuing:

(A)         the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger, conversion or other acquisition transaction or series of purchases, mergers, conversions or other acquisition transactions, of shares of our stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our stock entitled to vote generally in the election of directors (except that the person will be deemed to have beneficial ownership of all securities that the person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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(B)          following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common equity securities listed on the NYSE, the NYSE MKT LLC or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, NYSE MKT LLC or NASDAQ.

(ii)         The following provisions set forth the procedures for redemption pursuant to the Special Redemption Right:

(A)         A notice of redemption shall be mailed, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the holders of record of the Series A Preferred Stock at their addresses as they appear on the Company’s share transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each notice shall state: (1) the redemption date; (2) the special redemption price; (3) a statement setting forth the calculation of such special redemption price in accordance with paragraph (6)(b); (4) the number of shares of Series A Preferred Stock to be redeemed; (5) the place or places where the certificates, if any, evidencing the Series A Preferred Stock are to be surrendered for payment of the redemption price; (6) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (7) that dividends on the Series A Preferred Stock to be redeemed will cease to accrue on such redemption date except as otherwise provided herein and unless the Company shall fail to pay the redemption price on such date; (8) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock; (9) that the shares of Series A Preferred Stock are being redeemed pursuant to the Special Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (10) that the holders of the Series A Preferred Stock to which the notice relates will not be able to tender such Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date (as defined herein), for redemption shall be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date.

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(B)         Upon the redemption of the Series A Preferred Stock, the Company shall pay any accrued and unpaid dividends in arrears for any dividend period ending on or prior to the redemption date. If the redemption date falls after a Record Date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Dividend Payment Date, then each holder of the Series A Preferred Stock at the close of business on such Record Date shall be entitled to the dividend payable on such Series A Preferred Stock on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such Series A Preferred Stock before such Series A Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any Series A Preferred Stock called for redemption.

(C)         If full cumulative dividends on the Series A Preferred Stock and any other series or class or classes of Parity Equity Securities have not been paid or declared and set apart for payment, except as otherwise permitted under the Charter, the Company may not purchase, redeem or otherwise acquire Series A Preferred Stock or any Parity Equity Securities (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary, or a conversion into or exchange for Junior Equity Securities or redemptions for the purpose of qualifying the Company as, or preserving the Company’s qualification as, a REIT).

(D)         On and after the date fixed for redemption, provided that the Company has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends shall cease to accrue on the Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a Record Date and prior to the related Series A Dividend Payment Date, holders of shares of Series A Preferred Stock on the applicable Record Date will be entitled on such Series A Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series A Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(c)          Status of Redeemed Series A Preferred Stock. Any shares of Series A Preferred Stock that shall at any time have been redeemed (whether by the Regular Redemption Right or the Special Redemption Right) shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

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(7)         Voting Rights. Except as otherwise set forth herein or as required by applicable law, the Series A Preferred Stock shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any action by the Company. In any matter in which the holders of Series A Preferred Stock are entitled to vote, each such holder shall have the right to one vote for each share of Series A Preferred Stock held by such holder.

(a)          Right to Elect Two Directors After Extended Dividend Arrearages.

(i)          If and whenever six (6) or more quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, whether or not authorized or declared, the number of directors then constituting the Board shall be increased by two and the holders of Series A Preferred Stock, voting together as a single class with the holders of any other series of Parity Equity Securities upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Stock”), shall have the right to elect two (2) additional directors (each, a “Preferred Stock Director”) at a special meeting of the holders of the Series A Preferred Stock called upon the request of at least ten percent (10%) of such holders, or at the Company’s next annual meeting and at each subsequent annual meeting of stockholders until all unpaid dividends with respect to the Series A Preferred Stock and such other Voting Preferred Stock have been paid. Whenever all dividend arrearages on the Series A Preferred Stock and the Voting Preferred Stock then outstanding have been paid, then the right of the holders of the Series A Preferred Stock and the Voting Preferred Stock to elect two (2) Preferred Stock Directors will cease, the terms of office of the Preferred Stock Directors shall terminate immediately and the number of directors shall be reduced accordingly; provided, however, the right of the holders of the Series A Preferred Stock and the Voting Preferred Stock to elect the additional directors will again vest if and whenever six (6) quarterly dividends are in arrears, as described above.

(ii)         A Preferred Stock Director shall be elected by a vote of holders of record (as of the record date for the special or annual meeting, as the case may be) of a plurality of votes cast. Any of the Preferred Stock Directors elected by holders of the Voting Preferred Stock may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, holders of record (as of the record date for the special or annual meeting, as the case may be) of a majority of the outstanding Voting Preferred Stock. So long as a dividend arrearage continues, any vacancy in the office of any Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of the Voting Preferred Stock. In no event shall the holders of Series A Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause the Company to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Company’s shares are listed. In class votes with other Voting Preferred Stock, Preferred Stock of different series shall vote in proportion to the liquidation preference of the Preferred Stock.

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(iii)        Special meetings pursuant to this paragraph (7)(a) shall be in accordance with the procedures for “Stockholder-Requested Special Meetings” in the Company’s Bylaws; except that (a) the request of at least ten percent (10%) of the holders of the Series A Preferred Stock is required to call the meeting, as set forth above and (b) the Company, rather than the holders of Series A Preferred Stock, shall pay all costs and expenses of calling and holding such meeting, including without limitation, the costs of preparing and mailing or delivering notice of such meeting, of renting meeting space for such meeting to be held and of collecting and tabulating votes.

(iv)        The provisions of this paragraph (7)(a) shall supersede anything inconsistent contained in the Charter or bylaws of the Company.

(b)          Supermajority Voting Rights. So long as any Series A Preferred Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding shares of Series A Preferred Stock, voting together as a single class with the Voting Preferred Stock, either at a meeting of shareholders or by written consent, is required (i) to authorize, create, issue or increase the number of authorized or issued shares of any class or series of Senior Equity Securities, or to reclassify any authorized equity securities of the Company into such Senior Equity Securities, or to create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such Senior Equity Securities, or (ii) to amend, alter or repeal any provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Stock, unless in connection with any such amendment, alteration or repeal, the Series A Preferred Stock remain outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for Preferred Stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Series A Preferred Stock (provided that if such amendment materially and adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock disproportionately relative to other classes or series of Voting Preferred Stock, then the consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock (voting as a separate class) is required). However, the Company may create additional classes of Parity Equity Securities and Junior Equity Securities, amend the Charter and these Articles Supplementary to increase the authorized number of Parity Equity Securities (including the Series A Preferred Stock) and Junior Equity Securities and issue additional series of Parity Equity Securities and Junior Equity Securities without the consent of any holder of Series A Preferred Stock.

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(c)          Effect of Redemption Upon Voting Rights. The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(8)          Information Rights. During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, and any shares of Series A Preferred Stock are outstanding, the Company will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear in the record books of the Company and without cost to such holders, copies of the annual reports and quarterly reports that the Company would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series A Preferred Stock. The Company will mail (or otherwise provide) the information to the holders of Series A Preferred Stock within fifteen (15) days after the respective dates by which an annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, would be due if the Company were subject to Section 13 or 15(d) of the Exchange Act and was required to file such reports with the SEC.

(9)          Other Limitations; Ownership and Transfer. The shares of Series A Preferred Stock constitute equity securities of the Company and are governed by and issued subject to all the limitations, terms and conditions of the Charter applicable to equity securities generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VII of the Charter applicable to equity securities. The foregoing sentence shall not be construed to limit the applicability to the Series A Preferred Stock of any other term or provision of the Charter.

(10)        Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of Company, except as provided in this paragraph (10).

(a)          Conversion upon a Change of Control.

(i)          Upon the occurrence of a Change of Control, each holder of the Series A Preferred Stock shall have the right, subject to the Special Redemption Right of the Company, to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date (as defined herein) into a number of shares of Common Stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the liquidation preference amount of $25.00 per share of Series A Preferred Stock, plus (y) any accrued and unpaid dividends thereon (whether or not declared) to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment for which dividends have been declared and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum and such declared dividend will instead be paid, on such dividend payment date, to the holder of record of the Series A Preferred Stock to be converted as of 5:00 p.m. New York City time, on such record date) by (ii) the Common Stock Price (as defined herein) (such quotient, the “Conversion Rate”), and (B) 5.3419 (the “Share Cap”), subject to the following:

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(A)         The Share Cap shall be subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of shares of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

(B)         In the case of a Change of Control as a result of which holders of Common Stock are entitled to receive consideration other than solely Common Stock, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of Common Stock (the “Alternative Form Consideration”), a holder of Series A Preferred Stock shall be entitled thereafter to convert (subject to the Company’s Special Redemption Right) such Series A Preferred Stock not into Common Stock but solely into the kind and amount of Alternative Form Consideration which the holder of Series A Preferred Stock would have owned or been entitled to receive upon such Change of Control as if such holder of Series A Preferred Stock then held the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

(C)         If the holders of Common Stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration shall be deemed to be the kind and amount of consideration actually received by holders of a majority of shares of Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of shares of Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

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(D)         As used herein, the term “Common Stock Price” shall mean (i) if the consideration to be received in the Change of Control by holders of the Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of the Common Stock is other than solely cash, (x) the average of the closing price per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten (10) consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(ii)         Within fifteen (15) days following the occurrence of a Change of Control, the Company shall provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right (“Change of Control Notice”). A failure to give such Change of Control Notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any Series A Preferred Stock except as to the holder to whom the Change of Control Notice was defective or not given. Each Change of Control Notice shall state the following: (A) the events constituting the Change of Control; (B) the date of the Change of Control; (C) the last date and time by which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right, which shall be the Change of Control Conversion Date; (D) the method and period for calculating the Common Stock Price; (E) the Change of Control Conversion Date; (F) that if, prior to the Change of Control Conversion Date, the Company has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Stock, holders shall not be able to convert Series A Preferred Stock designated for redemption and such shares shall be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (G) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (H) the name and address of the paying agent and the conversion agent; and (I) the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

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(iii)        The Company shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first Business Day following any date on which the Company provides a Change of Control Notice to the holders of Series A Preferred Stock.

(iv)        In order to exercise the Change of Control Conversion Right, a holder of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) or book entries evidencing the Series A Preferred Stock to be converted, duly endorsed for transfer (if certificates are delivered), together with a completed written conversion notice, to the transfer agent. Such conversion notice shall state: (A) the relevant Change of Control Conversion Date; (B) the number of shares of Series A Preferred Stock to be converted; and (C) that the Series A Preferred Stock are to be converted pursuant to the applicable provisions of the Series A Preferred Stock. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall comply with applicable procedures of the Depository Company (“DTC”). The “Change of Control Conversion Date” shall be a Business Day selected by the Company set forth in the Change of Control Notice that is no less than twenty (20) days nor more than thirty-five (35) days after the date on which the Company gives such notice.

(v)         Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Company’s transfer agent prior to 5:00 PM Eastern time on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable DTC procedures.

(vi)        Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date.

(vii)       In connection with the exercise of any Change of Control Conversion Right, the Company shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into Common Stock. Notwithstanding anything to the contrary contained herein, no holder of Series A Preferred Stock shall be entitled to convert such Series A Preferred Stock for Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to Beneficially Own, within the meaning of the Charter, shares of Common Stock of the Company in excess of the Ownership Limit, as such term is defined in the Charter.

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(viii)      No fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock (whether such conversion occurs by conversion at the option of the Company as set forth in paragraph (10)(a) or (c) hereof or by the Change of Control Conversion Right). In lieu of fractional shares, holders of the Series A Preferred Stock shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(ix)         The Company will deliver all shares of Common Stock, cash (including, without limitation, cash in lieu of fractional shares of Common Stock) and any other property owing upon conversion no later than the Company’s (4th) Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any Common Stock or other securities delivered upon conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(11)        Record Holders. The Company and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the transfer agent shall be affected by any notice to the contrary.

(12)        Miscellaneous.

(a)          Preemptive Rights. No holder of Series A Preferred Stock, as such, shall have any preemptive or preferential right to subscribe for or to purchase any additional shares of any class or series of equity securities of the Company or any securities convertible into or exercisable or exchangeable for shares of any class or series of equity securities of the Company.

(b)          Tax Withholding. The Company may withhold from or pay on behalf of or with respect to each holder of Series A Preferred Stock any amount of U.S. federal, state, local, or foreign taxes that the Company reasonably determines that it was or is required to withhold or pay with respect to any cash or property distributable, allocable or otherwise transferred to such holder pursuant to these Articles Supplementary, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Section 1441, 1442, or 1445 of the Internal Revenue Code of 1986, as amended.

(c)          Office or Agency. The Company will at all times maintain an office or agency in one of the 48 contiguous states of the United States of America where Series A Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

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(d)          Severability. If any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Series A Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any other such preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series A Preferred Stock unless so expressed herein.

(e)          Terms of the Series A Preferred Stock. All references to the “terms” of the Series A Preferred Stock (and all similar references) shall include all of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and provisions set forth in paragraphs (1) through (12), inclusive, hereof.

THIRD: The Shares have been classified and designated by the Board and a duly authorized committee thereof pursuant to the powers of the Board as contained in the Charter. These Articles Supplementary have been approved by the Board and a duly authorized committee thereof in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective upon acceptance by the SDAT.

FIFTH: The undersigned Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its General Counsel and Secretary on this 14th day of September, 2017.

ATTEST:		GLOBAL MEDICAL REIT INC.

By:	/s/ Jamie Barber	By:	/s/ Jeffrey Busch
Name:	Jamie A. Barber	Name:	Jeffrey Busch
Title:	General Counsel and Secretary	Title:	Chief Executive Officer, President and Chairman

[Signature Page to the Articles Supplementary]

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